Exhibit 99.2

PRELIMINARY FORM OF

WRITTEN CONSENT OF

VIMEO, INC.

This written consent is solicited by the board of directors of Vimeo, Inc., a
Delaware corporation (“Vimeo”)

The Vimeo board of directors recommends that you consent to approve the proposal set forth below.

Please return this written consent no later than [•] (Eastern Time) on [•], 2021, which is the Vimeo consent deadline. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any written consent not returned will have the same effect as a DISAPPROVAL of the proposal set forth below. Any written consent returned without indicating a decision on the proposal set forth below will be voted to APPROVE the proposal.

The undersigned, being a holder of record as of the close of business on [•], 2021 of shares of Class A Voting Common Stock, par value $0.01, of Vimeo (“Vimeo voting common stock”) hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Vimeo voting common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the proxy statement/consent solicitation statement/prospectus, which is part of the joint registration statement on Form S-4 (No. 333-251656) of IAC/InterActiveCorp., a Delaware corporation, and Vimeo Holdings, Inc., a Delaware corporation, and which more fully describes the proposal below.

Proposal 1.	Approval of the adoption of the Agreement and Plan of Merger by and among Vimeo Holdings, Inc., Stream Merger Sub, Inc. and Vimeo, Inc., dated as of December 23, 2020 (as amended or supplemented from time to time, the “merger agreement”), as further described in the proxy statement/consent solicitation statement/prospectus.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

The undersigned, as a holder of Vimeo voting common stock, hereby acknowledges that the undersigned is aware of his, her or its right to seek appraisal of the fair value of his, her or its shares pursuant to Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus, and further, that by executing this written consent to approve the adoption of the merger agreement, such appraisal or dissenters’ rights under Delaware law are hereby waived, and that such waiver is irrevocable.

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IMPORTANT: PLEASE DATE AND SIGN THIS WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to Vimeo by emailing a .pdf copy of this written consent to [•] or by mailing this written consent to Vimeo, Inc., 555 West 18th Street, New York, New York 10011 Attention: General Counsel.

IF AN INDIVIDUAL		IF AN ENTITY

Complete Name of Entity:

By:		By:
Name:		Name:
Title:		Title:
Date:	, 2021	Date:	, 2021